American Century Mutual Funds
                                  For the period ending 4/30/2004
                                  Exhibit 77O

Fund          Issuer       Ticker  Principal Amount (Amount PurchaTradeUDate   Price UnderwrUnderwritCurrenUnderwriting Spread(US$)
CAPVALUE      Assurant Inc AIZ      $ 1,760,000,000  $   6,600.00 02/4/2004    $22.0000  RHCO    4.750%  USD       $1.045
CAPVALUE      Assurant Inc AIZ      $ 1,760,000,000  $ 178,376.00 02/4/2004    $22.0000  MSCO    4.750%  USD       $1.045
CAPVALUE      Assurant Inc AIZ      $ 1,760,000,000  $  28,600.00 02/4/2004    $22.0000  MERR    4.750%  USD       $1.045
CAPVALUE      Assurant Inc AIZ      $ 1,760,000,000  $  28,600.00 02/4/2004    $22.0000  FBCO    4.750%  USD       $1.045